Exhibit 10.20

CONSULTING AND ADVISORY AGREEMENT

This CONSULTING AND ADVISORY AGREEMENT (this “Agreement”) is entered into as of January 5, 2023 by and between Novavax, Inc., a Delaware corporation having its principal office at 21 Firstfield Road, Gaithersburg, MD 20878 (“Novavax” or the “Company”), and Stanley C. Erck, an individual (“Executive”).

WHEREAS, Executive is retiring from his employment with the Company as its Chief Executive Officer (“Retirement”) effective as of January 23, 2023 (the “Effective Date”);
WHEREAS, Executive has agreed to act as an advisor to the Company following his Retirement; and

WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s consulting and advisory relationship with the Company and certain other matters relating to his transition to an advisor role.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.Consulting Services. Executive agrees to advise the Company’s Chief Executive Officer and the Board of Directors of the Company (the “Board of Directors”) regarding certain transition-related matters, including with respect to the Company’s management and key partnerships, as well as to provide certain other consulting and advisory services to the Company’s Chief Executive Officer and the Board of Directors relating to the Company’s business as reasonably requested by the Company’s Chief Executive Officer or the Board of Directors from time to time (collectively, the “Services”). The term of this Agreement will commence on the Effective Date and end on April 30, 2024, unless earlier terminated as provided herein (the “Consulting Period”). Executive agrees to devote that amount of time as is reasonably required by the Company for him to perform the Services, taking into account his other business obligations as in effect from time to time; it being understood that the current expectation is that Executive will generally provide services on average at the level of two (2) days per week for the first six (6) months of the Consulting Period and thereafter for one (1) day per week. Executive acknowledges and agrees that the current expectation is that, once a month for the first three (3) months of the Consulting Period, he will travel internationally on behalf of the Company and thereafter the expectation is that he will make such a trip once per quarter.

2.Independent Contractor. Executive’s relationship with the Company will be that of an independent contractor and not that of an employee. Executive will be solely responsible for determining the method, details and means of performing the Services. Executive will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Executive acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company. All of the Services to be performed by Executive will be as agreed between Executive and the Board of Directors and/or the Company’s Chief Executive Officer, and Executive will be required to report only to the Board of Directors concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Board of Directors and/or the Chief Executive Officer. Executive will have full responsibility for applicable withholding taxes for all compensation paid to Executive under this Agreement and will have full responsibility for compliance with all applicable labor and employment requirements with respect to Executive’s self-employment. Executive agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Executive in his capacity as a non-employee of the Company.

3.Compensation and Other Benefits.

(a)Consulting Fee. As compensation for the Services provided hereunder, during the Consulting Period, the Company will pay to Executive a consulting fee (the “Consulting Fee”) of (i) $50,000 per month for the first six (6) months of the Consulting Period beginning on the Effective Date and (ii) $25,000 per month for the remaining nine (9) months of the Consulting Period. The Consulting Fee will be paid to Executive on the first business day of each month during the Consulting Period, in arrears, and will be pro-rated for partial service.

(b)Office Space, etc. During the Consulting Period, the Company will provide Executive with reasonable levels of administrative support and office access to support his provision of the Services hereunder.

(c)Equity Awards. Attached hereto as Exhibit A is a schedule of all outstanding stock options previously granted (and not yet exercised) to Executive by the Company as of the Effective Date (the “Stock Options”), all outstanding stock appreciation rights previously granted (and not yet exercised) to Executive by the Company as of the Effective Date (the “SARs”) and all outstanding and unvested restricted stock unit awards previously granted to Executive by the Company as of the Effective Date (the “RSUs”, and together with the Stock Options and the SARs, the “Equity Awards”). The Equity Awards will remain outstanding and each of the Equity Awards that is unvested as of the Effective Date will continue to vest during the Consulting Period, in each case, except as modified herein, in accordance with the terms of the applicable equity plan and the equity award agreement between Executive and the Company (“Equity Documents”) and subject to the provisions of this Agreement. With respect to any Stock Options and SARs that remain outstanding and unexercised as of the last day of the Consulting Period, such Stock Options and SARs shall remain exercisable by Executive until the earlier of (i) the one-year period following the last day of the Consulting Period and (ii) the stated expiration date of such Stock Options or SARs. In the event of a Change in Control during the Consulting Period, as defined in the Company’s Amended and Restated Change in Control Severance Benefit Plan (the “Change in Control Severance Benefit Plan”), Executive shall be entitled to accelerated vesting of 100% of all outstanding Equity Awards.

(d)Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of the Services in accordance with the applicable policies and procedures of the Company as in effect from time to time. The Company shall also reimburse Executive for reasonable attorneys’ fees actually incurred in connection with the review, revision and negotiation of this Agreement.

4.Termination.
(a)The Company may terminate this Agreement without Cause, and Executive may voluntarily terminate this Agreement without Good Reason, in each case prior to the expiration of the Consulting Period, upon giving thirty (30) days’ advance written notice of such termination to the other party.
(b)The Company may terminate this Agreement for Cause, and Executive may terminate this Agreement with Good Reason, in each case prior to the expiration of the Consulting Period, solely under the circumstances set forth below.
    “Cause” shall be limited to Executive’s willful refusal or failure to perform his material obligations hereunder (other than due to illness, death or disability) that is not cured within thirty (30) days of Executive’s receipt of written notice from the Company containing reasonable specificity of such refusal or failure and a statement of corrective actions.
    “Good Reason” shall be limited to the Company’s material breach of this Agreement that is not cured within thirty (30) days of the Company’s receipt of written notice from Executive identifying such breach with reasonable specificity.

5.Effect of Termination
(a)If this Agreement is terminated by the Company for Cause or by Executive voluntarily without Good Reason, in each case prior to the expiration of the Consulting Period, the Company’s only obligation under this Agreement will be to pay Executive any earned but unpaid Consulting Fee as of the termination date. Executive’s Equity Awards shall be treated as provided in the Equity Documents (without giving effect to any modifications hereunder).
(b)If this Agreement is terminated for any reason other than those set forth in Section 5(a) above prior to the expiration of the Consulting Period, the Company shall continue to pay the Consulting Fee through April 30, 2024, on the same schedule as provided in Section 3(a) above, and the Equity Awards shall continue to vest and be subject to the same post-termination exercise periods and other terms as if Executive had remained providing the Services through April 30, 2024 as set forth in Section 3(c) above.

6.Restrictive Covenants.

(a)Continuing Obligations. Executive acknowledges and agrees that he remains bound by his obligations under the Employment Agreement between the Company and Executive dated April 19, 2011, as amended (the “Employment Agreement”), which survive the termination of his employment by the terms thereof, including without limitation his obligations under Sections 9-12 of the Employment Agreement (such obligations, hereinafter referred to as the “Continuing Obligations”). Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prevent or preclude Executive from engaging in or pursuing business or other commercial activities that do not violate the terms of the Continuing Obligations.

(b)Confidentiality. Executive hereby reaffirms and agrees to comply with the policies and procedures of the Company and its affiliates for protecting Confidential Information (as defined in the Employment Agreement) and will never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any Confidential Information obtained by Executive incident to his employment or other association with the Company or any of its affiliates. Executive understands that this restriction will continue to apply after the termination of this Agreement, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(c)Non-Compete and Non-Solicit. Without limiting the generality of subsection (a) above, Executive acknowledges and agrees that he continues to be bound by each of his undertakings under Sections 11 and 12 of the Employment Agreement, with the post-employment portion of the Non-Competition Period, as defined in the Employment Agreement, commencing on the Effective Date.

(d)Remedies; Enforceability. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of the provisions of this Section 6, without having to post bond. If any of the covenants contained in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

(e)Securities Trading. Executive further agrees that he will not buy, sell or otherwise trade any securities of Novavax based on any material Confidential Information learned as a consultant of Novavax, or tip others to do so. If Executive is ever unsure about Executive’s compliance with this Section 6(e), Executive shall contact the Company’s Executive Vice President, General Counsel and Corporate Secretary.

7.Section 409A of the Code. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed consistent with such intent. To the extent required to comply with Section 409A of the Code, as it relates to Section 3(c) of this Agreement, a Change in Control shall also be required to meet the requirements under Section 409A of the Code. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code. Executive’s right to payment or reimbursement for expenses under this Agreement will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made promptly, and in all events not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

8.Miscellaneous.

(a)No Severance. Executive acknowledges and agrees that except as expressly provided in this Agreement, he is not eligible for any severance benefits in connection with or following his Retirement, including but not limited to under the Change in Control Severance Benefit Plan. For the avoidance of doubt, however, nothing in this Agreement shall impact Executive’s right to his 2022 annual bonus under the Employment Agreement, and Executive shall be entitled to payment of such annual bonus at the same time that bonuses are paid to the Company’s executive officers, with the amount of such incentive compensation determined by applying the same corporate funding factor as is applicable to the Company’s executive officers for 2022.

(b)Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof; it being understood that the Continuing Obligations and the plans and agreements governing the Equity Awards will remain outstanding and will survive in accordance with their terms.

(c)Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(d)Choice of Law, Attorneys’ Fees. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

(e)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.

(f)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(g)Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “the Company” will mean both the Company as defined above and any such successor assign to or of the Company. The Company shall require that any successor or assign agree to perform this Agreement in the same manner as the Company.

(h)No Publicity. Neither the Company nor Executive shall directly or indirectly cause or permit any use of the other party’s name or trademarks, without the other party’s prior written consent, save and except as such disclosure is required by law or any securities exchange or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Securities and Exchange Commission, The NASDAQ OMX Group, or the Food and Drug Administration whether or not the requirement has the force of law.

(i)Sunshine Act. Each of the Company and Executive acknowledge that certain state or federal laws now or in the future may require Novavax to disclose information regarding compensation, funding, gifts, payments or other remuneration (“Remuneration”) provided to physicians and other members of the health care community. Novavax may report information about Remuneration provided under this Agreement as required by applicable law. Once reported, such information will be publicly accessible.

(j)Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND

UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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This Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive.

NOVAVAX, INC.

By: /s/ John A. Herrmann III

Name: John A. Herrmann III
Title: Executive Vice President & Chief Legal Officer

STANLEY C. ERCK

/s/ Stanley C. Erck
Signature

Address:

EXHIBIT A

Schedule of Executive Equity Awards as of Effective Date